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                                                               File No. 70-10262

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                       ----------------------------------

                                   FORM U-1/A
                               AMENDMENT NO. 1 TO
                             APPLICATION/DECLARATION
                                    UNDER THE
                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                       ----------------------------------

                      Oregon Electric Utility Company, LLC
                               Managing Member LLC
                                 222 SW Columbia
                                   Suite 1850
                           Portland, Oregon 97201-6618

                  (Names of companies filing this statement and
                     address of principal executive office)
                       ----------------------------------

                                      None

                 (Name of top registered holding company parent)
                       ----------------------------------

                                   Thad Miller
                                 General Counsel
                      Oregon Electric Utility Company, LLC
                                 222 SW Columbia
                                   Suite 1850
                           Portland, Oregon 97201-6618

                     (Name and address of agent for service)
                       ----------------------------------

      The Commission is requested to send copies of all notices, orders and communications in connection with this Application/Declaration to:

Joanne C. Rutkowski                     Sara D. Schotland
David Haddock                           Cleary, Gottlieb, Steen & Hamilton, LLP
Baker Botts LLP                         2000 Pennsylvania Ave., NW
The Warner                              Washington, DC 20007
1299 Pennsylvania Ave., NW
Washington, DC 20004




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                  Oregon Electric Utility Company, LLC and Managing Member LLC
hereby withdraw the Form U-1 Application/Declaration filed on November 4, 2004.

                                    SIGNATURE

                  Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned has duly caused this Application/Declaration filed herein to be signed on its behalf by the undersigned thereunto duly authorized.


Date: April 13, 2005

                                    Oregon Electric Utility Company, LLC


                                    By:      /s/ Richard P. Schifter
                                             -----------------------------------
                                             Richard P. Schifter


                                    Managing Member LLC


                                    By:      /s/ Richard P. Schifter
                                             -----------------------------------
                                             Richard P. Schifter